Exhibit 99.1

Clearday’s Companion Robotics Robot Mitra Shows Tremendous Acceptance by TRECS Institute which Expanded their Grant Application Program Into 30 States for the 1st qtr. of 2023

San Antonio, Texas January 11, 2023 (GlobeNewswire) - Clearday, Inc. (OTCQX: CLRD) is pleased to see wide range acceptance of the Company’s Mitra Robot by TRECS Institute, which announced that they will expand their Grant Application Program to apply for state Civil Money Penalty Funds to purchase of Mitra Robots into 30 states during the 1st quarter of 2023 and further expand its program to the remaining states by the end of the 2nd quarter of 2023. Each grant is expected to request approximately $500,000 to fund 12-16 Mitra Robots for approximately 3-4 skilled nursing homes in each state and is expected to take 90 to 120 days to process. Clearday believes that TRECS’ has significant experience in making applications for state Civil Money Penalty Funds with approximately 70% of the number of their grant requests approved, although there can be no assurance that this success rate will continue or be indicative of success of the Grant Application Program.

Clearday and TRECS are working together to introduce companion robots into leading skilled nursing homes to support cost savings, limit hospital readmissions and relieve caregiver burnout. Clearday and TRECS intend that the funds from the Civil Money Penalty Funds will finance the purchase of Clearday robots and related service that will foster innovation in the industry. Clearday and TRECS intend to identify skilled care communities and nursing homes in each state that are early adopters of technology to greatly improve elder care. The US Census Bureau estimates that adults over 65 will grow from 72 million today to 82 million in 2030. Today 53 million Americans are unpaid caregivers, according to AARP.

John Whitman, Founder of TRECS, formed TRECS because he “recognized the need for creative thinking in this market. TRECS is designed to be a catalyst to bring needed change to the Care industry that will improve the overall quality of Care in the most cost-effective manner possible.”

TRECS has previously identified and selected skilled care communities in Pennsylvania and has expanded its Grant Application Program to identify and select skilled care communities in Florida, and North Carolina for the Clearday Mitra robot. These additional communities would provide a significant footprint in North Carolina and Florida to accelerate robotics in those states. Mr. Whitman said, “It is important to have leadership support and strong community buy-in to truly be an early adopter of technology like Companion Robotics.” Caring.com reports there are 427 skilled nursing communities in North Carolina and 698 in Florida.

James Walesa, Founder and CEO of Clearday, said, “I could not be more thrilled with the TRECS Institute’s commitment to our work together to revolutionize elder care. The number of facilities in North Carolina and Florida provide a large market for Clearday to offer the Mitra companion robot and services. Clearday and TRECS planned to apply to all 50 states to get Civil Penalty Funds to support robotic care and very quickly has 3 states in our grant application pipeline giving us confidence that we are on target to meet our goal of making grant application in all 50 states to finance robotics in 2023.”

Mr. Walesa went on to say, “The ability to work with over 100 skilled/nursing communities in the coming year is awesome. The opportunity to provide our robotics to over 15,000 patients and residents will be exceptionally rewarding both emotionally and financially to Clearday.”

About Clearday™

Clearday™ is an innovative non-acute longevity healthcare services company with a modern, hopeful vision for making high-quality care options more accessible, affordable, and empowering for older Americans and those who love and care for them. Clearday has a decade-long experience in non-acute care through its subsidiary Memory Care America, which operates highly rated residential memory care communities in four U.S. states. Clearday at Home – its digital service – brings Clearday to the intersection of telehealth, Software-as-a-Service (SaaS), and subscription-based content. Learn more about Clearday at www.myclearday.com.

About The TRECS Institute – Targeting Revolutionary Elder Care Solutions

The mission of “The TRECS Institute” is to identify, research, test and promote opportunities that improve the quality of care provided to senior citizens and others in need of long-term care support, in the most cost-effective manner possible, regardless of care setting. In recognizing that the quality of care provided to the elderly is so closely tied to the commitment and training of the individual worker, TRECS will place recruitment, training and retention of staff at all organizational levels a top priority. Having recognized the positive impact technology can have, not only in improving the quality of care but also in controlling costs, another focus of the TRECS Institute will be to find technology that can be integrated into the industry to achieve our goals. Finally, once improvements have been identified, The TRECS Institute is committed to making those findings available to facilities across the Nation, maximizing the impact of these positive and successful initiatives in better caring for our nation’s senior citizens. Learn more about TRECS at http://thetrecsinstitute.org.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target,” “trajectory,” “focus,” “work to,” “attempt,” “pursue,” or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances and are not guarantees of future performance. Actual results may differ materially from those indicated by forward-looking statements as a result of various factors, risks and uncertainties. These forward-looking statements should not be relied upon as representing Clearday’s views as of any date subsequent to the date hereof. This release includes information from third sources from published reports providing such information and we have assumed the accuracy of such reports without independent investigation or inquiry. This communication is for informational purposes only and is neither an offer to sell nor a solicitation of an offer to purchase any securities of the Company.

Media Inquiries

Investor Relations

Ginny Connolly

info@myclearday.com

210-451-0839